EXHIBIT 10.2

CARMAX, INC.
NOTICE OF MARKET STOCK UNIT GRANT

[Date]

________________________________
________________________________
________________________________

Dear _____________________:

The Board of Directors of CarMax, Inc. (the “Company”) wants to provide you with an opportunity to share in the success of our Company.  Accordingly, I am pleased to inform you that, as of _________________ (the “Grant Date”), the Compensation and Personnel Committee of the Board of Directors of the Company (the “Committee”) exercised its authority pursuant to the CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated (the “Plan”) and granted you Market Stock Units of the Company (the “Market Stock Units”) as set forth herein.

The Market Stock Units are a form of Restricted Stock Units under the Plan and are subject to the provisions of the Plan.  The Committee administers the Plan.  The terms of the Plan are incorporated into this Notice of Market Stock Unit Grant (the “Notice of Grant”) and in the case of any conflict between the Plan and this Notice of Grant, the terms of the Plan shall control.  All capitalized terms not defined herein shall have the meaning given to them in the Plan.  Please refer to the Plan for certain conditions not set forth in this Notice of Grant.  Additionally, a copy of a Prospectus for the Plan, which describes material terms of the Plan, can be found on The CarMax Way.  Copies of the Prospectus, the Plan and the Company’s annual report to shareholders on Form 10-K for fiscal year 20__ are available from the Company’s corporate secretary at (804) 747-0422.

Number of Market Stock Units:
Grant Date Fair Market Value:

Vesting of Market Stock Units

Except as otherwise provided in this Notice of Grant, the Market Stock Units will vest and become nonforfeitable on [THREE YEAR ANNIVERSARY DATE] or such earlier date as may be provided in this Notice of Grant or the Plan (the “Vesting Date”) provided you continue to be employed by the Company from the Grant Date until the Vesting Date.  Prior to the Vesting Date, the Market Stock Units are not transferable by you by means of sale, assignment, exchange, pledge or otherwise.

Additional Vesting and Forfeiture Provisions

1.
Termination Without Cause or for Good Reason.  If the Company terminates your employment with the Company for any reason other than “Cause” (as defined in your employment or severance agreement with the Company), including for “Involuntary Termination Without Cause” or “Termination Without Cause” (as applicable and as defined in your employment or severance agreement with the Company) or you terminate your employment for “Good Reason” (if applicable and as defined in your employment or severance agreement with the Company) then all Market Stock Units will become immediately vested and nonforfeitable, effective as of the date of the termination of your employment.  In such instance, the Payment Date shall be the Vesting Date.

2.
Termination For Cause. Upon termination of your employment with the Company for Cause, and notwithstanding the terms of the “Age and Service Vesting” section set forth below, your Market Stock Units will be immediately forfeited, effective as of the date of your termination.

3.
Change in Full-Time Employment Status.  In the event that your employment with the Company changes from full-time to part-time for any reason, and notwithstanding the terms of the “Age and Service Vesting” section set forth below, your Market Stock Units will be immediately forfeited, effective as of the date of the change.

4.
Resignation; Leave.  In the event that you resign your employment with the Company, your Market Stock Units will be immediately forfeited, effective as of your resignation date, except as otherwise provided in the “Age and Service Vesting” section set forth below.  Employees on authorized leave (as determined under the Company’s authorized leave policy) will not be considered as having terminated merely by reason of the leave.

Payment for Market Stock Units

Payment for your Market Stock Units shall be made in shares of Company Stock as soon as practicable following [THREE YEAR ANNIV DATE], but in no event later than the last day such payment may be made while still qualifying for the short–term deferral exception from Code Section 409A.  [THREE YEAR ANNIV DATE] shall be referred to herein as the “Payment Date.”

Number of Shares of Company Stock To Be Awarded on the Payment Date

The number of shares of Company Stock that will be awarded to you on the Payment Date shall be determined in accordance with the following formula:

(Number of Market Share Units granted in this Notice of Grant)

multiplied by

((the Payment Date Fair Market Value) divided by (the Grant Date Fair Market Value)).

For purposes of the formula set forth above:

1.
The Grant Date Fair Market Value, which is set forth on page one of this Notice of Grant, shall be equal to the volume-weighted average trading price of the Company Stock occurring on the New York Stock Exchange on the Grant Date.

2.
The Payment Date Fair Market Value shall be equal to the average of the closing price of the Company Stock occurring on the New York Stock Exchange on the Payment Date and the 39 trading dates preceding the Payment Date.

3.	Notwithstanding the calculation set forth in the preceding paragraph, the Payment Date Fair Market Value shall be capped at two times the Grant Date Fair Market Value.

Shareholder Rights

The Market Stock Units shall not represent an equity security of the Company and shall not carry any voting or dividend rights, except the right to receive payments equivalent to dividends as set forth below.

Dividend Equivalent Rights

You shall accumulate dividend equivalent rights on all Market Stock Units in an amount equal to the dividends paid, if any, with respect to a share of Company Stock on each date that a dividend is paid on the Company Stock prior to the Payment Date.  The dividend equivalent rights shall be converted into additional Market Stock Units based on the Fair Market Value of a share of Company Stock on the date the dividend is paid and shall accumulate and be paid in additional shares of Company Stock when the payment for the corresponding Market Stock Units is made.  Such additional Market Stock Units shall be subject to the same forfeiture restrictions as apply to the Market Stock Units to which they relate and shall be converted into shares of Company Stock using the same formula, Grant Date Fair Market Value and Payment Date Fair Market Value set forth above.

Tax Withholding

On the Payment Date, you will have taxable income equal to the value of the Market Stock Units on that date.  You will be required to reimburse the Company for the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the vesting of the Market Stock Units (“Tax Withholdings”).  The Company has the right to retain and withhold from any payment under this Agreement any required Tax Withholdings.  At its discretion, the Company may require you to reimburse it for any Withholding Taxes and withhold any payments, in whole or in part, until the Company is so reimbursed.  The Company shall also have the unrestricted right to withhold from any other cash amounts due (or to become due) from the Company to you, including from your wages or commissions, an amount equal to any Tax Withholdings.

Death or Disability
If your employment by the Company terminates because you die or become disabled, all Market Stock Units covered by this Notice of Grant will become immediately vested and nonforfeitable, effective as of the date of the termination of your employment.

Age and Service Vesting

If your employment with the Company terminates, such termination is not for cause and as of the date if the termination you have:

1.	Attained 55 years of age and completed ten years or more of continuous employment with the Company;

2.	Attained 62 years of age and completed seven years or more of continuous employment with the Company; or

3.	Attained 65 years of age and completed five years or more of continuous employment with the Company;

then all Market Stock Units covered by this Notice of Grant will become immediately vested and nonforfeitable, effective as of the date of the termination of your employment.

Change of Control

Notwithstanding anything to the contrary herein, in the event of a Change of Control, all Market Stock Units covered by this Notice of Grant shall vest in accordance with the following:

•	50% of your Market Stock Units shall vest effective upon the date of the Change of Control. In such instance, the Payment Date shall be the Vesting Date.
•	50% of your Market Stock Units shall vest effective upon the one-year anniversary of the date of the Change of Control. In such instance, the Payment Date shall be the Vesting Date.

Notwithstanding the foregoing, in the event that any of your Market Stock Units would have vested sooner than the one-year anniversary of the date of the Change of Control (based upon the vesting schedule set forth in the “Vesting of Market Stock Units” section hereof or any other terms or conditions affecting vesting rights contained herein), such sooner vesting date shall apply to such Market Stock Units.

Change of Capital Structure

If the number of outstanding shares of the Company Stock is increased or decreased as a result of a stock dividend, stock split, subdivision or consolidation of shares, or other similar change in capitalization,  the number of Market Stock Units covered by this Notice of Grant and the Grant Date Fair Market Value will automatically be adjusted, as provided in the Plan and as the Committee shall determine to be equitably required so as to preserve the value of the Market Stock Units that existed immediately before the change; provided, however, that the Company will not be required to issue any fractional shares as a result of such adjustment.

By accepting this grant on-line, this Notice of Grant, together with the Plan, will become an agreement between you and the Company that is governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia.  By accepting this online agreement, you agree that you are in compliance with, and will abide by, the Company’s “Policy Against Insider Trading – Associates” which can be found on The CarMax Way.

Sincerely,

[Name, Title]

ACCEPTED:

Signature

Printed Name	Employee ID Number